Exhibit 99.1

Zoetis to Sell Medicated Feed Additive Portfolio to Phibro Animal Health

PARSIPPANY, NJ and TEANECK, NJ – April 28, 2024 – Zoetis Inc. (NYSE:ZTS) and Phibro Animal Health Corporation (Nasdaq: PAHC) today announced that they have entered into a definitive agreement where Phibro Animal Health will acquire Zoetis’ medicated feed additive (MFA) product portfolio, certain water soluble products and related assets for $350 million, subject to customary closing adjustments. This transaction is expected to be complete in the second half of calendar year 2024.

Both Zoetis and Phibro Animal Health have a longstanding commitment to the production animal health sector. The acquired product portfolio, which generated approximately $400 million in revenue in 2023, is comprised of more than 37 product lines that are sold in approximately 80 countries. Also included in the agreement are six manufacturing sites, four in the U.S., one in Italy and one in China. More than 300 Zoetis colleagues who support manufacturing, distribution and commercial activities are expected to transition to Phibro Animal Health.

This transaction demonstrates Zoetis’ disciplined capital allocation strategy to focus its investments on solutions for animal health, productivity and sustainability. With this divestiture, Zoetis can focus its livestock investments in other solutions, including vaccine, biologic and genetic programs.

“We remain committed to providing innovative solutions to our livestock customers,” said Kristin Peck, Chief Executive Officer of Zoetis. “We believe that the long-term value of the transferred portfolio will be fully realized with Phibro Animal Health which will continue to expand its reach given their strong relationships with customers worldwide.”

Zoetis’ strong portfolio of MFA and water soluble products across cattle, swine and poultry will complement and expand Phibro Animal Health’s species and product portfolios, helping customers meet the highest standards of animal care, prevent disease, and enhance nutrition. On a combined basis for the acquisition, Phibro Animal Health sales in the last twelve months would have been approximately $1.4B. The portfolio is expected to boost Phibro Animal Health’s profitability and EBITDA margin and be accretive to its Adjusted Earnings Per Share. The acquisition is expected to be funded primarily with debt, and Phibro Animal Health has received financing commitments from a number of key relationship banks. Phibro Animal Health expects to have net leverage of 3.5-4.0x Debt / Adjusted EBITDA at close and will target net leverage of below 3.0x by its fiscal year end June 30, 2027.

“Over a long period of time, Zoetis has built a valuable, high-quality and reliable source of medicated feed additives around the globe,” said Jack C. Bendheim, Chairman, President and Chief Executive Officer of Phibro Animal Health. “This investment will enhance, diversify and broaden our portfolio globally and help us continue to deliver value to our customers and to our shareholders. We believe our cash generation will allow for continued investment into our higher growth businesses of Nutritional Specialties, Companion Animal, and Vaccines. I am confident we have the right capabilities to integrate and strengthen this business. I look forward to collaborating with the Zoetis team and welcoming new colleagues to Phibro Animal Health to support this portfolio.”

Zoetis and Phibro Animal Health will work closely with their colleagues and customers to ensure a smooth transition and continued supply of these important products.

Guggenheim Securities, LLC is acting as exclusive financial advisor to Zoetis and Wachtell, Lipton, Rosen & Katz is acting as legal advisor. Citi is acting as exclusive financial advisor to Phibro and Kirkland & Ellis LLP is acting as legal advisor.

Phibro Animal Health will be hosting an investor call on April 29 at 8:30 am. Interested parties are invited to listen to the conference call and view the presentation slides by visiting https://investors.pahc.com. The discussion will also be available by dialing +1 (888) 596-4144 in the U.S. and Canada, or +1 (646) 968-2525 for international callers. Provide the conference ID 6159146.

A real time audio webcast can be accessed via Phibro’s investor relations website at https://investors.pahc.com. Conference call slides will be posted to the website in advance of the call.

About Zoetis

As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.5 billion in 2023 with approximately 14,100 employees. For more information, visit www.zoetis.com.

About Phibro Animal Health

Phibro Animal Health Corporation is a leading global diversified animal health and nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the current views of Zoetis and Phibro with respect to business plans or prospects, future operating or financial performance, the proposed sale of Zoetis’ medicated feed additive (MFA) product portfolio, certain water soluble products and related assets, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties, including uncertainties as to the timing of the consummation of the proposed transaction or whether it will be completed; risks associated with the impact or terms of the potential transaction; risks associated with the benefits and costs of the proposed transaction, including the risk that the expected benefits of the proposed transaction will not be realized within the expected time frame, in full or at all, and the risk that conditions to the potential transaction will not be satisfied and/or that the potential transaction will not be completed within the expected time frame, on the expected terms or at all; the risk that any consents or regulatory or other approvals required in connection with the proposed transaction will not be received or obtained within the expected time frame, on the expected terms or at all; the risk that the financing intended to fund the proposed transaction may not be obtained; the risk that costs incurred in connection with the proposed transaction will exceed Zoetis’ or Phibro’s estimates or otherwise adversely affect their business or operations; and the impact of the proposed transaction on their respective businesses and the risk that consummating the proposed transaction may be more difficult, time-consuming or costly than expected, including the impact on their respective resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties. There can be no assurance that the proposed transaction will in fact be completed in the manner described or at all. If one or more of these risks or uncertainties materialize, or if Zoetis or Phibro management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis and Phibro expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in each of Zoetis’ and Phibro’s respective most recent Annual Report on Form 10-K, including in the sections thereof captioned “Item 1A. Risk Factors,” Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com or www.pahc.com, as applicable, or on request from Zoetis or Phibro, as applicable.

Media Contacts for Zoetis:	Investor Contacts for Zoetis:
Jenielle Alonso	Steve Frank
1-973-945-4333 (o)	1-973-822-7141 (o)
jenielle.alonso@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

Contact for Phibro Animal Health Corporation Glenn David Chief Financial Officer +1-201-329-7300 Or Investor.relations@pahc.com

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